AMENDMENT NO. 1
                                       TO
                             1996 TEREX CORPORATION
                            LONG-TERM INCENTIVE PLAN


         WHEREAS, the Board of Directors of Terex Corporation (the "Corporation") adopted the 1996 Terex Corporation Long-Term Incentive Plan (the "Plan") on December 13, 1995, which Plan was ratified by the stockholders of the Corporation on April 5, 1996;

         WHEREAS,  on May 8, 1997 the  stockholders of the Corporation  approved
(i) an amendment to Section 5.2 of the Plan to increase the shares of Common Stock available from 300,000 shares to 1,000,000 shares and (ii) an amendment to the Plan to permit the Committee to grant Performance Awards;

         WHEREAS, on May 19, 1997 the Board of Directors of the Corporation approved an amendment to the definition of the term "Change of Control of the Corporation" as used in the Plan.

         NOW, THEREFORE, the Plan is amended as follows:

1.       The  definition of "Change of Control of the Corporation"  contained in
Section 2.1 of the Plan is amended in its entirety to read as follows:

                  "2.1     A "Change in Control of the Corporation" shall mean:

                         (i) the sale, assignment, lease, transfer or conveyance
                    (in one transaction or a series of transactions) of all or substantially all of the Corporation's assets;

                         (ii) the  Corporation  shall be merged or  consolidated
                    with another corporation, and as a result of such merger or consolidation either (a) the Corporation is not the continuing or surviving corporation or (b) less than 51% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the shareholders of the Corporation immediately prior to such merger or consolidation;

                         (iii) the liquidation or dissolution of the Corporation
                    or the adoption of a plan by the stockholders of the Corporation relating to the dissolution or liquidation of the Corporation;

                         (iv) the  acquisition  by any  person or group (as such
                    term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of a direct or indirect majority in interest (more than 50%) of the voting power of the Stock of the Corporation by way of purchase, merger or consolidation or otherwise, or

                         (v) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Corporation (which includes any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Corporation was approved by a vote of at least 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Corporation.

                         For purposes of this  Section  2.1,  the term  "person"
                    shall mean any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity.

                         For  purposes  of  Section  2.1,  the rules of  Section
                    318(a) of the Code and the regulations issued thereunder shall be used to determine stock ownership."

2. Section 5.2 of the Plan is amended in its entirety to read as follows:

                         "5.2  Maximum  Amount  Available.  The total  number of
                    shares of Stock (including Restricted Stock, if any) optioned or granted under this Plan during the term of the Plan shall not exceed 1,000,000 shares except as increased or otherwise adjusted in accordance with Section 5.3. No Participant may be granted, in the aggregate, awards which would result in the Participant receiving more than 20% of the maximum number of shares available for award under the Plan. Solely for the purpose of computing the total number of shares of Stock optioned or granted under this Plan, there shall not be counted any shares which have been forfeited if the Participant received no benefits of ownership from the Stock and any shares covered by an option which, prior to such computation, has terminated in accordance with its terms or has been canceled by the Participant or the Corporation."

3. ARTICLE VIII of the Plan is amended in its entirety to read as follows:

                                  "ARTICLE VIII

                               Performance Awards

                         The Committee may grant, either alone or in addition to
                    other awards granted under the Plan, cash bonuses or other awards, including Stock Options and Restricted Stock, based on performance measures ("Performance Awards") to such Participants as the Committee, or the Chairman, President, Executive Vice President and Chief Financial Officer (acting as a group) of the Corporation, if the Committee in its discretion delegates the right to allocate awards pursuant to Section 4, authorizes and under such terms as the Committee establishes. With respect to certain Performance Awards which the Committee intends to qualify for a tax deduction ("Qualifying Performance Awards"), the Committee shall establish targets only in terms of one or more of the following objective measures: Common Stock price, earnings per share, total shareholder return, return on investment, cost control, working capital, cash flow management, operating income, gross or operating margins, cash flow margins, revenue growth, management development, succession planning, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, net income, market share, customer satisfaction or employee satisfaction. If the Committee does not desire the
                    Performance Award to qualify for a tax deduction, the measures of performance or other criteria for such Performance Awards shall be established by the Committee in its absolute discretion. Performance Awards, including Qualifying Performance Awards, may be paid in cash, by grant of Stock Options or Restricted Stock or any other form of property as the Committee shall determine. Performance Awards shall entitle the Participant to receive up to a maximum of 100% of the Performance Award if the measures of performance established by the Committee are met. The Committee shall determine the times at which Performance Awards are to be made and all conditions of such awards. Performance Awards shall be subject to any applicable federal, state or local withholding tax requirements. A Participant may not receive more than three (3) Performance Awards in a single pay period. The maximum amount of Qualifying Performance Awards that may be granted to any Participant with respect to each calendar year (whether or not then vested) cannot exceed ten times the Participant's annual salary. Qualifying Performance Awards shall be made in a manner that satisfies Section 162(m) of the Internal Revenue Code of 1986, as amended."

4. Except as expressly set forth in this Amendment No. 1 to the Plan, the Plan shall remain unchanged and in full force and effect.